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Exhibit 5.3

[Letterhead of Helms Mulliss & Wicker, PLLC]

        October 14, 2003

Rockwood Specialties Group, Inc.
100 Overlook Center
Princeton, NJ 08540

Re:	Registration Statement on Form S-4 (the "Registration Statement") filed by Rockwood Specialties Group, Inc. (the "Issuer") and certain of its subsidiaries named in the Registration Statement as guarantor registrants (collectively, the "Guarantors") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance by the Issuer of $375,000,000 aggregate principal amount of 10 5/8% Senior Subordinated Notes due 2011 (the "Exchange Securities") and the issuance by the Guarantors of guarantees, with respect to the Exchange Securities

Ladies and Gentlemen:

        We have acted as special counsel in the State of North Carolina to Chemical Specialties, Inc., a North Carolina corporation (the "North Carolina Guarantor"), in connection with the Registration Statement and the other documents examined by us as set forth below.

        For purposes of rendering this opinion, we have examined the following documents:

1.
the Registration Statement;

2.
an indenture dated as of July 23, 2003 between the Issuer, the Guarantors and The Bank of New York, as Trustee (the "Indenture");

3.
the Articles of Incorporation (the "Articles") and Bylaws (the "Bylaws") of the North Carolina Guarantor; and

4.
the certified resolutions of the Board of Directors of the Company adopted by written consent, dated as of July 9, 2003 (the "Resolutions").

        In addition, we have relied upon officer's certificates (the "Officer's Certificates") as to corporate action heretofore taken with respect to the North Carolina Guarantor. We have relied as to certain matters on information obtained from public officials, officers of the North Carolina Guarantor and other sources believed by us to be reliable. The documents described in items 1 through 2 immediately above are referred to herein as the "Transaction Documents." The documents described in items 1 through 4 immediately above are referred to herein as the "Reviewed Documents."

        For purposes of the opinions expressed below, we have assumed that each natural person executing any Transaction Document has the legal capacity to do so; that all signatures on all documents submitted to us are genuine; that all documents submitted to us as originals are authentic; and that all documents submitted to us as certified copies or photocopies conform to the originals of such documents, which themselves are authentic.

        In addition to the other limitations, exceptions, qualifications and assumptions set forth herein, in rendering the opinions set forth below, we have assumed without independent investigation or confirmation each of the following:

  A.
  Each of the Transaction Documents as executed by the parties thereto, as applicable, are identical to the unexecuted copies of such documents provided to us for review, and there are no other agreements or commitments which purport to waive or modify any of the undertakings of any party thereto;

  B.
  The fulfillment of and compliance by the parties thereto with all the terms and conditions of the Transaction Documents; and

  C.
  The truth and accuracy of all representations and warranties contained in any of the Transaction Documents.

        Except for our review of the Reviewed Documents, we have made no independent factual investigation in connection with the preparation of this letter, but have relied exclusively on the representations and warranties in the Reviewed Documents without independent verification thereof. We have not been involved in the negotiation or preparation of any of the Transaction Documents, and we have not performed any investigation of any facts surrounding the transaction evidenced thereby or the execution of any of them, nor have we examined any documents, agreements, certificates or reports other than as specifically stated herein. In rendering our opinion that the Indenture has been "executed and delivered" by the North Carolina Guarantor, we have relied, as to certain factual matters, solely upon the Officer's Certificates. In rendering our opinion in paragraph 2, we have assumed that the Indenture would be governed by North Carolina law even though by its terms such Indenture is governed by the laws of another state.

        "Applicable Laws" means the statutes of the State of North Carolina which a lawyer in North Carolina exercising customary professional diligence would recognize as generally applicable to transactions of the type contemplated by the Transaction Documents entered into by entities in unregulated industries. "Material Adverse Effect" means a material adverse change in the condition, financial or otherwise, or in the earnings or business affairs of the Issuer and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business.

        Based upon the foregoing assumptions and subject to the qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.
The Indenture has been duly authorized, executed and delivered by the North Carolina Guarantor.

2.
The execution, delivery and performance of the Indenture, by the North Carolina Guarantor do not and will not, whether with or without the giving of notice or lapse of time or both result in any violation of any Applicable Laws, except for violations that would not reasonably be expected to result in a Material Adverse Effect.

        We express no opinion as to matters under or involving the laws of any jurisdiction other than the United States of America and the State of North Carolina, and we assume no responsibility as to the applicability of the laws of any other jurisdiction to the transactions described in the Transaction Documents or to the effects of such laws thereon. We express no opinion as to securities or "blue sky" laws or rules of any jurisdiction.

        We have furnished this opinion to you as counsel to the North Carolina Guarantor and it is solely for the benefit of you and your counsel, Simpson Thacher & Bartlett, LLP, in connection with the above-described transaction. This opinion may not be relied on by any party other than you and Simpson Thacher & Bartlett, LLP, nor may copies be delivered to, any person or entity or used for any other purpose, without our prior written consent. We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Registration Statement. We hereby consent to the use of our name under the heading "Legal Matters" in the prospectus, which is a part of the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, on the rules and regulations of the Securities and Exchange Commission relevant thereto.

Sincerely yours,
/s/ Helms Mulliss & Wicker, PLLC

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  Exhibit 5.3
[Letterhead of Helms Mulliss & Wicker, PLLC]